Exhibit 5.1

Dykema Gossett PLLC 111 E. Kilbourn Ave. Suite 1050 Milwaukee, WI 53202 www.dykema.com Tel: 414-488-7300

January 21, 2026

Jet.AI Inc.

10845 Griffith Peak Dr., Suite 200

Las Vegas, NV 89135

Attention: George Murnane

RE: Registration Statement on Form S-3 (File No. 333-281578) and Registration Statement on Form S-3MEF (File No. 333-292836)

Dear Board of Directors:

We have acted as counsel to Jet.AI Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-281578) filed with the Commission on August 15, 2024 (as amended or supplemented, the “Registration Statement”), the base prospectus declared effective on September 9, 2024 (the “Base Prospectus”), the Registration Statement on Form S-3MEF 3 (File No. 333-292836) filed with the Commission on January 20, 2026 (together with the Registration Statement, the “Registration Statements”), and the prospectus supplement dated January 20, 2026 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) relating to the proposed offering by the Company of an aggregate of up to $35,063,257 worth of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). We understand that the Shares are proposed to be offered and sold by the Company through Maxim Group LLC as sales agent (the “Agent”), pursuant to an Equity Distribution Agreement, dated November 21, 2025, by and between the Agent and the Company, as amended on January 9, 2026 (the “Sales Agreement”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the preparation and filing of the Registration Statements, the Base Prospectus, the Prospectus Supplement, the negotiation and execution of the Sales Agreement, and the authorization, issuance and sale of the Shares.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise, of such corporate records, organizational and governing documents, agreements, instruments, certificates of public officials or of officers or other representatives of the Company, the Registration Statements (including any exhibits thereto), and such other documents as we have deemed appropriate, relevant, or necessary as a basis for the opinions set forth below. We have also reviewed such questions of law as we have deemed necessary or appropriate. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including by facsimile or other electronic transmission). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion is limited to the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based on the foregoing we are of the opinion that, following (i) authorization by the Company’s Board of Directors or a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Board of Directors, of the terms pursuant to which the Shares may be sold pursuant to the Sales Agreement, (ii) issuance of the Shares pursuant to placement instructions under the Sales Agreement, consistent with the terms authorized in the above-mentioned resolutions of the Board of Directors or a duly authorized pricing committee thereof, and (iii) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such placement instructions, the Shares will be duly authorized, and when the Shares have been issued and sold in the manner described in the Registration Statements, the Prospectus, and the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statements and Prospectus. This opinion letter is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the above-described Form 8-K, and further consent to the reference to this firm under the caption “Legal Matters” in the Prospectus which is part of the Registration Statements. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dykema Gossett PLLC

Dykema Gossett PLLC